EXHIBIT 10.1

Services and Consulting Agreement

This Services and Consulting Agreement (“Agreement”) dated December 20, 2024, is entered into by and between Gamer Pakistan Inc., a Delaware corporation, (“Company”), and Rival Nations Inc., a Delaware corporation (“Rival”). Each of Company and Rival is sometimes referred to herein as a “Party” and collectively as “Parties.”

WHEREAS Company desires to acquire or license one or more multi-player battle games (each a “MPOBG”) and possibly other games and to conduct esports events in India and possibly other countries featuring such games and possibly other games (the “Business”); and

WHEREAS Company currently has no subsidiary in India; and

WHEREAS Rival conducts business in India and it and its management have experience with respect to MPOBGs and the organization and conduct of esports tournaments; and

WHEREAS Company desires to engage Rival to assist Company with respect to its proposed Business, and Rival is willing to provide such assistance, on the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, the Parties hereby incorporate the foregoing recitals into this Agreement and further agree as follows:

1.          Identification and Acquisition of Games:

1.1.       Identification of Games. During the Search Term (as hereinafter defined), Rival shall search for, review and recommend for acquisition or licensing, as then applicable, MPOBGs and other online games that Rival considers suitable for esports competitions (“Other Games”). Such search shall be conducted in India unless otherwise agreed by Company and Rival. Rival shall advise the President of Company not less often than every two weeks regarding the status of such search. During the Search Term, Company shall not engage any other party for such services, but shall have the right to conduct such search directly.

1.1.1.    The Search Term shall be for the period of one (1) year commencing January 1, 2025, for a fee of Thirty Thousand Dollars ($30,000).

1.1.2.    Company shall have the right to extend the Search Term for an additional one-year period for an additional fee of Thirty Thousand Dollars ($30,000), provided such extension notice is provided to Rival not less than thirty (30) days prior to the expiration of the original Search Term.

1.2.       Acquisition of Games:

1.2.1.   In the event that Rival recommends any MPOBG or Other Game (collectively, “Proposed Game”) to Company for acquisition or licensing, Rival shall provide to Company for review: (a) a summary of the Proposed Game and why Rival recommends it, and (b) whether the Proposed Game can be acquired or licensed, the principal proposed terms of such acquisition or licensing, and (c) the proposed cost. Upon request by Company, Rival shall seek to modify the terms of the proposed acquisition or licensing as directed by Company. Any definitive agreement shall be approved prior to execution by Company’s Board of Directors.

1.2.2.    Until such time as Company has formed a subsidiary in India, Rival shall acquire or license a Proposed Game that has been approved by Company as provided in Section 1.2.1. At such time as Company forms a subsidiary in India, Rival shall transfer all such acquisitions or licenses to Company’s subsidiary.

1.2.3.    Rival currently is evaluating on behalf of Company a MPOBG that would be licensed

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for an anticipated fee of One Hundred Thousand Dollars ($100,000) plus a monthly fee of Five Thousand Dollars ($5,000). Promptly upon execution of this Agreement, Company shall deliver to Rival the sum of $160,000 to cover the anticipated license fee of such MPOBG and the first twelve months of monthly fees with respect thereto. If the actual fees relating to such licensing vary from the above, Company or Rival, as applicable, shall pay or refund the difference, and if the license is not obtained within ninety (90) days after the date hereof, Rival shall return to Company the $160,000. If Rival becomes publicly traded, Rival shall thereafter pay the monthly fee of $5,000 without right of reimbursement by Company.

1.2.4.    The financial terms for the acquisition or licensing of any other Game pursuant to this Agreement shall be approved by Company and the funds therefor promptly thereafter forwarded to Rival for such acquisition or licensing.

1.2.5.    For the services provided by Rival pursuant to this Section 1.2, Company shall pay Rival the sum of Thirty Thousand Dollars ($30,000). In addition, upon the acquisition or licensing of the first MPOBG pursuant thereto, Rival shall receive a success fee of Twenty-Five Thousand Dollars ($25,000) (which success fee is payable only with respect to the first MPOBG acquired or licensed pursuant to this Agreement and not with respect to any other Game acquired or licensed pursuant to this Agreement).

2.          Esports Events:

2.1.       Organization Services. During the Events Term (as hereinafter defined), Rival shall assist Company as requested by Company in organizing and conducting esports events proposed by Company, provided that the nature and date of each event is reasonably acceptable to Rival. To the extent Rival is requested to assist in the organization and conduct of an esports event by Company, Rival’s services shall be subject to the direction of Company. For such services, Rival shall receive a one-time fee of Seventy-Five Thousand Dollars ($75,000) plus (a) thirty percent (30%) of the net revenues from each such event (defined as all revenues from such event reduced by the costs of such event) and (b) reimbursement on a per-event basis of all reasonable expenses incurred by Rival in connection with such event, provided that any such expense in excess of Two Thousand Dollars ($2,000) has been pre-approved by Company. The Events Term shall be a period of five years, commencing January 1, 2025.

2.2.       Rival Participation and Promotion of Company Events. During the five-year period commencing January 1, 2025, Rival shall cause its esports team to participate in any Company esports event and to promote Company esports games and tournaments. The fee for such participation and promotion shall be Fifty Thousand Dollars ($50,000), payable promptly after the execution of this Agreement. Company shall have the right to extend such participation and promotion for an additional five (5) years for an additional $50,000, provided notice of such extension is provided by Company to Rival not less than thirty (30) days prior to the expiration of the original term, and Company promptly thereafter pays the sum of $50,000 to Rival

3.          Consulting Services:

3.1.       Services. Company hereby engages Rival to provide the following non-exclusive business consulting services during the Consulting Term (as hereinafter defined): advice with respect to the Business, including without limitation the organization thereof, strategy, marketing and operations. Rival’s services will be provided from time-to-time as Company and Rival mutually agree and at times and places as they mutually agree, it being contemplated that all or a substantial majority of Rival’s activities will be provided remotely by telephone or email. Each Party is non-exclusive to the other. Accordingly, Company may engage other advisors, including advisors who provide advice on the same or similar matters, and nothing herein restricts Rival or Rival’s affiliates from investing, or rendering services for others or as a principal in any business, including potential, current or prior competitors, vendors, customers, partners and investors to or in Company. If Rival provides advice to Company as to a Person with which Rival has a business relationship, Rival will disclose the existence of that relationship to Company at the time Rival initially provides such advice

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to Company, except if prohibited by applicable law from doing so. Except with the written consent of Rival, Rival shall have no duties, obligations or liabilities other than those set forth in this Agreement. Company is not obligated to consider or accept Rival’s advice.

3.2.       Consulting Term. The Consulting Term shall commence on the date of this Agreement and thereafter shall continue for five (5) years from the date hereof, provided that: (i) the Consulting Term may be terminated at any time by mutual written agreement of the Parties, or (ii) for material uncured breach by a Party. Company is not obligated to utilize Rival’s services, consult with Rival, or accept Rival’s advice or recommendations.

3.3.       Compensation. The compensation for such consulting services shall be Thirty-Eight Thousand Dollars ($38,000). Company shall prepay the compensation for the five-year term, but if the Consulting Term is terminated early other than due to material uncured breach by Company, Rival shall return to Company that portion of the compensation for the period after the early termination of the term. In addition to the foregoing, Rival shall receive thirty percent (30%) of all net profits, if any, of Company for each such year.

4.          Confidentiality: For a period of six (6) years from the date of this Agreement, each Party will maintain the confidentiality of the other Party’s proprietary and confidential information, except: (i) as authorized by the other Party, (ii) to advance the disclosing party’s business, (iii) to enforce that Party’s rights hereunder, (iv) to communicate with that Party’s employees, professional advisors, and insurers, and/or (v) as required by court order. Confidential information does not include any information that (A) was publicly known and made generally available in the public domain prior to the time of disclosure; (B) becomes publicly known and made generally available after disclosure by the Party whose information is involved other than by the other Party; or (C) is already in the possession of the recipient on a non-confidential basis at the time of disclosure by disclosing Party. If a Party receives a subpoena to disclose confidential information of the other Party, that Party may comply therewith.

5.          Representations and Warranties. Each Party represents and warrants to the other that: (i) it has the right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby without obtaining the consent or approval of any third Person; (ii) it has not made and will not make any commitments or granted any rights in conflict with this Agreement; (iii) neither the execution and delivery of this Agreement nor the performance of the Party’s obligations under this Agreement will violate or constitute a breach or default and will not violate or constitute a breach or default under any contract, agreement or law to which such Party is subject; and (iv) this Agreement has been duly and validly executed and delivered by that Party and constitutes a valid and binding agreement of that Party, enforceable against that Party in accordance with its terms. Neither Party represents or warrants to the other that Company will be successful.

6.          Law and Corrupt Practices: All activities undertaken pursuant to this Agreement shall be undertaken in compliance with and subject to all the applicable laws of the relevant country, including the U.S. Foreign Corrupt Practices Act, the USA Patriot Act, the U.S. Currency and Foreign Transactions Reporting Act, and the corresponding laws and regulations of other jurisdictions not inconsistent therewith. Each Party agrees that neither such Party nor any Person working on its behalf in connection with this Agreement or any performance arising from or related hereto shall make any payment or transfer anything of value, directly or indirectly to: any governmental official or employee (including employees of government-owned and government-controlled corporations and public international organizations); any political party, official of a political party, or candidate for public office; any intermediary, including agents or family members of government officials, for payment to any government official; any other Person in a corrupt or improper effort to obtain or retain business or any advantage in connection with the affairs of either Party; any business selling a competing product in order to eliminate or restrict competition, including agreements to divide the market; or any other Person.

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7.          Termination of Term: If Rival materially breaches an material obligation under this Agreement, the Company may send a cure Notice to Rival If Rival has not substantially cured the Cause within sixty (60) days after Company sends the cure Notice to Rival (the cure period will be reduced to fifteen (15) days for the second similar breach occurring within any 12-month period or for breaches not capable of being cured in the determination of Company’s counsel), then prior to a substantial cure, Company may terminate the Term by sending a termination Notice to Rival. The Term will end on the date specified by Company in its termination Notice. If Rival disputes that Cause exists on the date of a termination Notice, the matter shall be resolved by arbitration as provided for herein. If the Term is properly terminated by the Company for Cause, all accrued and unpaid compensation through the date of termination will be paid to Rival on the last day of the Term, and thereafter all compensation shall cease.

8.          Indemnification:

8.1.       Each Party (such party, the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the other Party and its officers, managers, employees, agents and Affiliates (“Indemnified Parties”) from and against any and all Claims, losses, damages, liabilities, costs and expenses (including reasonable legal fees) arising out of or relating to a breach by such Party of any of its covenants, agreements, representations or warranties contained in this Agreement, including settlements, judgements, awards and other expenses arising therefrom or related thereto, including legal, expert and other fees, costs and expenses as incurred in connection with investigating, preparing, pursuing, defending, settling, compromising or otherwise becoming involved in any litigation or other proceeding (the “Losses”). As a condition of being indemnified, an Indemnified Party shall promptly notify the Indemnifying Party of any claim for Losses (Claim”) it intends to seek indemnity under this Section 8 and provide all relevant documents in respect of such Claim.

8.2.       The Indemnifying Party shall have 15 days after receipt of such Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the Indemnified Party shall co-operate with it in connection therewith; except that with respect to settlements entered into by the Indemnifying Party (i) the consent of the Indemnified Party shall be required if the settlement provides for equitable relief against the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and (ii) the Indemnifying Party shall obtain the release of the Indemnified Party. If the Indemnifying Party undertakes, conducts and controls the settlement or defense of such Claim (i) the Indemnifying Party shall permit the Indemnifying Party to participate in (subject to the Indemnifying Party’s right to conduct and control) such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party; and (ii) the Indemnifying Party shall promptly reimburse the Indemnified Party for the full amount of any loss resulting from any Claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the Indemnified Party upon the final settlement or adjudication of such claims. The Indemnified Party shall not pay or settle any Claim so long as the Indemnifying Party is reasonably contesting any such Claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the Indemnified Party shall have the right to settle any such Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party. Notwithstanding the foregoing, in the event the Indemnified Party is ordered to make payment in respect of Claim by a court of competent jurisdiction, such event shall not constitute a waiver of any further rights to indemnity provided in this Section 8.

8.3.       With respect to third-party Claims, if the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s Notice of a Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right, but not the obligation, to contest, settle or compromise the Claim in the exercise of its reasonable judgement at the expense of the Indemnifying Party.

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8.4.       In the event of any Claim by a third party against an Indemnified Party, the defense of which is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use all reasonable efforts to make available to the Indemnifying Party those Persons whose assistance, testimony or presence is necessary to assist the Indemnified Party in evaluating and in defending any such Claims.

8.5.       With respect to third-party Claims, the Indemnified Party shall make available to the Indemnified Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any Claim and shall otherwise co-operate on a timely basis with the Indemnifying Party in the defense of such Claim.

9.          Default and Remedies:

9.1.       Events of Default. An “Event of Default” is the occurrence of any of the following by either Party:

9.1.1.    Breach. A material breach of any representation, warranty, covenant or obligation hereunder;

9.1.2.    Voluntary Bankruptcy or Insolvency Proceedings. The Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Rule now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

9.1.3.    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Party, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Party, or the debts thereof under any bankruptcy, insolvency or other similar Rule now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 90 days of commencement.

9.2.       Remedies. If any Event of Default has occurred and is not cured within thirty (30) days after Notice from the non-breaching Party, thereafter the breaching Party may terminate all terms of this Agreement (each a “Term”). Each Party will reserve its rights and remedies with respect to any breach.

10.        Dispute Resolution: Any dispute, controversy or claim involving, arising out of or relating in any way to validity, interpretation, application or enforcement of this Agreement or any breach, termination, interpretation, application thereof or any tort related hereto, including as to the validity, scope and enforceability of this agreement to arbitrate, shall be exclusively resolved by binding arbitration administered by the ADR Services, Inc. (“ADR Services”) pursuant to the ADR Services, Inc. Arbitration Rules except as modified by this Section. Unless the Parties mutually agree otherwise in writing, the arbitration hearing shall take place in Los Angeles County, California and the Parties consent to venue. The arbitration shall take place before one arbitrator in English and the arbitral award shall be final and binding on the Parties with no right of appeal. The Parties waive any and all objections based on the jurisdiction, venue or proceedings set forth in this Section. Witnesses, parties and counsel not located in Southern California may be deposed and appear at hearings remotely by videotelephony or online peer-to-peer services such as Zoom, Microsoft Teams and Skype. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION EACH WAIVES THE RIGHT TO TRIAL BY JURY. The arbitration shall be commenced by filing a demand for arbitration

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with the administrator of ADR Services, Inc. and serving the demand on the responding Party by Notice in accordance with this Agreement. The Parties shall select an arbitrator by mutual agreement through ADR Services within thirty (30) calendar days after the date the demand for arbitration was filed. If the parties do not do so, the administrator of ADR Services shall select an independent arbitrator pursuant to ADR Services Arbitration Rules, Paragraph 11. The award of the arbitrator may be entered with any court whose jurisdiction covers the venue of the arbitration proceeding and such judgment may be enforced with the same force of Rule as the non-appealable judgment of a U.S. federal court. If for any reason this Section shall not be sufficient or enforceable as the exclusive means of resolving any and all disputes relating to this Agreement or any rights created hereby, then all such matters shall be adjudicated exclusively by state or federal courts in Los Angeles County, California. Each Party agrees to submit to the jurisdiction of, and agrees that venue is proper in, Los Angeles County for any such legal action or proceeding or to enforce any arbitration award. The Parties (and any other participants in the arbitration as a condition of such participation) shall maintain the confidential nature of the arbitration proceeding, except as may be necessary to prepare for or conduct the arbitration hearing, as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award, the entry of an award in any court having jurisdiction thereof, the enforcement or the award, or as required by law or judicial decision.

11.        General Provisions:

11.1.     “Person” means any natural individual, legal person, firm, corporation, limited liability company, limited partnership, association, trust, charity, government department, agency, unit or other entity, or any other group or entity.

11.2.     Captions and Section Headings. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.3.     Word Usage. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including any appendices hereto, and not to any particular provision of this Agreement. Any reference to this Agreement includes any and all permitted amendments, supplements, extensions, and renewals of this Agreement. Unless the context clearly requires otherwise: (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine and neuter genders shall each be deemed to include the others; (iii) “shall,” “will” or “agrees” are mandatory and “may” is permissive; (iv) “or” is not exclusive; (v) “includes” and “including” are not limiting and mean “without limitation;” (vi) “anticipates” and “anticipated” means that there is a current expectation or belief, but not a binding obligation; (vii) “promptly” means within five (5) business days after request, unless the exigencies of the situation require a shorter period; and (vii) “law” includes laws, regulations, court decisions and orders, and other legislative, regulatory, executive or judicial actions or pronouncements having the force of law. Except as expressly set forth herein, all references to currency are to U.S. dollars.

11.4.     No Interpretation Against a Party. Each Party acknowledges that it has been encouraged to seek independent counsel in connection with this Agreement and the terms hereof and has had the opportunity to consult with counsel and for such counsel to explain the terms and conditions hereof to such Party. As a consequence, neither this Agreement nor any uncertainty or ambiguity in it shall be construed or resolved using any presumption against any Party. On the contrary, in the case of any ambiguity or uncertainty pertaining to or arising from this Agreement, this Agreement, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the Parties. Accordingly, the Parties waive the benefit of any statute or principal of common law providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

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11.5.     Other Agreements. The Parties or affiliates of the parties may enter into other agreements pursuant to which Rival or affiliates thereof provide other rights or services to Company. In the event of any conflict, the subsequent agreements will control as to such matters.

11.6.     No Third Party. No Person is responsible for, a guarantor of, or liable for any act or omission of Rival.

11.7.     Binding Effect; Assignment. Neither this Agreement nor any of the rights or obligations hereunder of either Party may be assigned without the prior written consent of the other Party; provided, however, that to the extent permitted by applicable law, Rival may assign or transfer its duties or interests hereunder to any affiliate. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.8.     Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the negotiation or drafting of this Agreement shall be paid by Company.

11.9.     Independent Contractors. The Parties are independent contractors and their relationship is a debtor-creditor relationship. No fiduciary duties are created by this Agreement or the Parties’ performance hereof. Nothing herein contained shall be deemed to constitute a partnership or joint venture by the Parties or any of them.

11.10.   Notices. Except as required herein, all notices, consents, approvals and other communications hereunder, including the commencement or subsequent communications pertaining to any arbitration or other legal proceeding arising hereunder (“Notices”) shall be in writing and shall be deemed to have been received only if and on the first business day after received (i) by personal delivery (ii) from an internationally recognized expedited courier service such as Federal Express, DHL or UPS, or (iii) as an “in the window” email or a PDF attachment to an email, provided, however, that receipt of the email either is confirmed by an automatically generated “read” receipt or by a return email from the recipient, or if the foregoing does not occur, the sender of the Notice also sends a copy by personal delivery, or by an internationally recognized expedited courier service such as Federal Express, DHL or UPS. Notwithstanding the foregoing, unless a Person in writing consents otherwise, all Notices are effective only if also provided by email. Unless a Party notifies the other Parties of new Notice information, the Notice information is set forth in the introductory paragraph to this Agreement.

11.11.   Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the arbitration, indemnification, confidentiality and related provisions of this Agreement shall survive the Term.

11.12.   Governing Law. This Agreement and the rights and obligations of the Parties and their successors and assigns will be governed by, construed, enforced and interpreted in accordance with the internal law of the State of California, applicable to agreements made and performed solely within such State (including as to statute of limitations), without regard to the conflicts of law provisions thereof, provided that notwithstanding the foregoing, corporate issues pertaining to the rights of Company as issuer of securities will be determined under the laws of the jurisdiction under whose laws the securities are issued and in which Company is organized.

11.13.   No Waiver; Modifications. No provision of this Agreement may be modified, amended or waived, and no Party’s rights or remedies be waived, except by a writing executed by authorized signatories of the Parties. No breach of this Agreement shall excuse or relieve Company from the full performance of its indemnification obligations, or its obligations to pay sums accrued prior to any termination of the Term.

11.14.   Severability. If an arbitrator or other tribunal of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable or invalid in whole or in part for any reason: (i) such provision

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shall be in good faith adjusted rather than voided, if possible, to achieve the intent of the Parties; (ii) this Agreement shall be read as if the invalid, illegal or unenforceable words or provisions had to that extent been deleted; and (iii) the validity and enforceability of the remainder of this Agreement shall not be affected thereby unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provisions.

11.15.   Entire Agreement. This Agreement expresses the complete and entire understanding of the Parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements, dealings, negotiations, promises, representations and communications regarding its subject matter (whether written or oral), between the Parties relating to the subject matter hereof other than the other agreements referenced herein. There are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter of this Agreement except as specifically set forth herein.

11.16.   Counterparts and Signature Validity. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on all Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. PDF signatures that are electronically transmitted shall be acceptable as if original signatures had been exchanged.

IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement by their duly authorized representatives as of the date first written above:

Gamer Pakistan Inc.: By: /s/ James Knopf Address: 42 Via Regalo San Clemente, CA 92673 Email: jknopf24@gmail.com	Rival Nations Inc.: By: /s/ Sudhir Dalal Address: 52 Miners Trl Irvine, CA 92620 Email: smldalal@icloud.com

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